EXHIBIT 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

Contact Information:
Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8300	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Board of Directors Declares Quarterly Dividend;

Authorizes Additional $550 Million Stock Repurchase Program

ATLANTA, - May 1, 2015 — Equifax Inc. (NYSE: EFX) today announced that the Board of Directors has declared a regular quarterly cash dividend of $0.29 per share, payable on June 15, 2015, to shareholders of record at the close of business on May 22, 2015.

Equifax also announced that the Board of Directors has authorized the repurchase of up to an additional $550 million of the company’s common stock. With this additional authorization, the total remaining authorized share repurchase amount was $753 million as of April 30, 2015. Stock repurchases under this program may be made through open-market and privately negotiated transactions at times and in such amounts as management deems appropriate. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

“Equifax continues to enhance shareholder returns through organic growth and investment in key strategic initiatives while maintaining a strong balance sheet and both paying a competitive dividend and repurchasing shares,” said Richard F. Smith, Equifax Chairman and CEO. “The Board's decision to expand the authorization level for share repurchases underscores the confidence they have in the future of Equifax.”

Over the past ten years through March 31, 2015, the company has returned $2.6 billion to shareholders through a combination of dividends and share repurchases, or 91 percent of reported net income.

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provides businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 600 million consumers and 81 million businesses worldwide. The company's significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

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Headquartered in Atlanta, Equifax operates or has investments in 19 countries and is a member of Standard & Poor's (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2014, Equifax was nominated as a Bloomberg BusinessWeek Top 50 company; its CIO was listed as one of the top 100 by CIO magazine; the company was named to the FinTech 100 list, was recognized as a top 20 company to work for by the Atlanta Journal and Constitution, and was recognized as a 2015 InformationWeek Elite 100 Winner. For more information, please visit www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements or forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While we believe these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; risks relating to illegal third party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including our examination and supervision in the U.S. by the Consumer Financial Protection Bureau (the "CFPB") and in the United Kingdom by the Financial Conduct Authority; federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on our investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; impacts from our repurchases of shares of Equifax common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, including without limitation under the captions "Item 1. Business — Governmental Regulation" and "— Forward-Looking Statements" and "Item 1A, Risk Factors," and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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